AMENDMENT TO EMPLOYMENT AGREEMENT

     Whereas UroMed Corporation, a Massachusetts corporation with a principal place of business at 1400 Providence Highway, Building #2, Norwood, Massachusetts 02062 ("UroMed", "the Employer" or "the Company ") and Daniel Muscatello. ("Employee") are parties to an Employment Agreement between them dated February 4, 1997 ("the February Agreement"); and

     Whereas UroMed desires to recognize the accomplishments of the Employee, to change his position and compensation and to set forth such changes in an amendment to the February Agreement,

     Now, therefore, the parties agree as follows:

     1. Paragraph 1 of the February Agreement will be deleted in its entirety and the following shall be substituted.

     "1. AT WILL EMPLOYMENT. Commencing on or about December 1, 1999 Employee shall continue as a full time employee of UroMed with the title of President and Chief Executive Officer. As President and Chief Executive Officer, subject to the direction and control of the Employer's Board of Directors, Employee shall supervise the Employer's other executive officers, and guide and participate in the process of formulating and monitoring the Employer's performance of the Employer's annual budget and strategic business plan and undertake such other activities as the Board shall request from time to time. Employee shall use his best efforts, including the highest standards of professional competence and integrity, and shall devote his full business time and effort, in and to his employment hereunder, and shall not engage in any other non-charitable business activity without the consent of the Board of Directors. In addition to complying with the terms and conditions hereof and the performance of the Employee job responsibilities, Employee shall conduct himself in accordance with such policies, rules and regulations as may be adopted by UroMed from time to time."

     2. Paragraph 2 of the February Agreement will be deleted in its entirety and the following shall be substituted.

     "2.  Compensation.
     (a) Employee's annual compensation shall be $200,000.00 ("the Base Salary"). Employee shall be paid on the 15th day and the last day of each calendar month for the current month's employment. Pay shall be adjusted pro rata for any partial week of employment and standard employer deductions shall be made from each payment. Employee's gross semi-monthly compensation shall be subjected to an annual review and adjustment.

     (b) Severance Pay. The Employee shall not be entitled to any severance pay or other compensation upon termination of this employment hereunder except for:

     (i) any portion of his Base Salary accrued but unpaid from the last monthly payment date to the date of termination;

     (ii) expense reimbursements for expenses incurred in the performance of his duties hereunder prior to termination; and

     (iii) if Employee's employment with the Employer is terminated by the Employer other than for Cause, Employer shall pay to Employee in twelve equal installments an amount equal to the Employee's then annual Base Salary plus an amount equal to the monthly charge for participation under COBRA in the Employer's medical insurance plan ("the Monthly Payment") paid in arrears on the last day of each calendar month. For the purposes of this paragraph 2(b), the sale of substantially all the assets of the Company or the acquisition of substantially all the stock of the Company will be deemed to be a termination by the Employer other than for Cause.

     In addition to the foregoing, if, twelve months after Employee's termination other than for Cause, (I) the Employee is not employed on a full-time basis and (ii) the Employee has demonstrated to the Compensation Committee of the Board of Directors diligent pursuit of employment during the prior twelve months (including, but not limited to, providing written evidence of communications and expenses incurred in such pursuit and references with intermediaries who have been involved in pursuing employment Opportunities), UroMed shall continue to pay, on a month-to-month basis, the Monthly Payment for up to an additional six months provided that at the end of each month the Employee continues to demonstrate satisfactory evidence of (i) and (ii) above. Employer shall not make any such additional payments if, subsequent to termination, the Employee has engaged performed or otherwise engaged in consulting work that has resulted in payments (or accrued payments) to him or his affiliates or more than $10,000, subsequent to termination or has participated as a director, officer, founder or owner of more than 5% of the equity of any company in which he did not participate prior to termination.

     (c) For Cause. Employee's employment hereunder shall terminate for "Cause" effective immediately upon written notice by the Employer to the Employee if the Employee shall (I) commit an unlawful or criminal act involving moral turpitude,
(ii) fail to perform or adhere to written directions delivered to the Employee by the Employer's Board of Directors (which directions are not unlawful to perform or to adhere to or which do not relate to shipping or selling Company products which the Employee believes, in good faith, to be appropriate for shipment), or (iii) commit a material breach of any of the covenants, terms and provisions hereof that continues uncured for more than thirty (30) days after receipt by the Employee of written notice from the Employer's Board of Directors of such breach of failure."

     3. The last sentence of paragraph 3 of the February Agreement will be deleted in its entirety and the following shall be substituted.

     "Employee will be awarded, at or prior to the first meeting of the Board of Directors subsequent to the signing hereof, additional options to purchase shares of UroMed common stock at the fair market value per share on the date of grant so that the sum of all shares underlying all options held by Employee will equal 2% of the fully diluted shares of common stock of the Company. Such additional options shall vest 40% after two years of service and the balance will vest monthly in equal increments over the following 36 months. In addition, such options shall be governed by and be consistent with the terms of the most recent plan adopted by the Board of Directors pursuant to which employee stock options are issued."

     4. Miscellaneous.

     A. This Agreement shall be governed by and construed in accordance with the laws of the Common wealth of Massachusetts.

     B. Employee hereby consent to submit to the jurisdiction of the courts in the place where UroMed's principal place of business is located at the time any action is brought and agrees to accept service of process by registered mail or the equivalent delivered to his or her last known address.

     C. If any provision in this Agreement is found unenforceable, it shall not affect any other provisions hereof. If any provision in this Agreement is determined to be excessively broad or overreaching, it shall be construed by limiting it so as to be enforceable to the extent compatible with applicable law.

     D. This Agreement shall bind and inure to the benefit of UroMed and any successor UroMed by reorganization, merger, consolidation, liquidation, sale or other assignee of UroMed's business or assets but shall otherwise be and remain unenforceable.
     E. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

     F. Any cause of action or matter in dispute hereunder or otherwise relating to Employee's relation ship with UroMed, whether or not arising during the term of this Agreement, is hereby waived unless judicial proceedings are initiated by the complaining party within one (1) year from the later of the accrual of the cause of action or the date on which the cause of action should reasonably have been discovered. Each party expressly waives any and all rights that he or it may have to have any dispute (whether or not arising during the term of this Agreement) hereunder or otherwise relating to Employee's relationship with UroMed tried before or determined by a jury.

     G. In the event of any suit relating to this Agreement or Employee's employment hereunder as to which the Employee is the losing party, the Employee shall pay all costs (including court costs and attorneys' fees) incurred by the UroMed an its employees, directors, and shareholders with respect to such suit. If the suit is settled or otherwise determined for a fixed dollar payment and the suit involves a fixed dollar amount of damages sought, then the Employee shall be deemed to the losing party if the amount paid in settlement or otherwise is 50% or less of the amount sought. If the Employee does recover fifty percent (50%) or more of the amount sought or no specific dollar amount sought, the determination who prevailed shall be made, in the absence of agreement, by applicable court proceedings.

     In witness whereof the parties hereto have affixed their hands and seals upon two (2) counterpart originals hereof as December 1, 1999.


EMPLOYEE

 /s/ Daniel Muscatello
______________________


UROMED CORPORATION


By:
/s/ Richard A. Sandberg
_______________________

Its Chairman of the Compensation Committee, hereunto duly authorized, acting in such capacity, and not individually